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                               [KPMG LETTERHEAD]


                                                                    EXHIBIT 16.1


Securities and Exchange Commission
Washington, D.C. 20549





Ladies and Gentlemen:

We were previously principal accountants for Chester Bancorp, Inc. and, under the date of January 28, 2000, we reported on the consolidated financial statements of Chester Bancorp, Inc. and subsidiaries as of and for the years ended December 31, 1999 and 1998. On July 11, 2000, we were notified that our appointment as principal accountants was terminated. We have read Chester Bancorp, Inc.'s statements included in the second paragraph under Item 4 of its Form 8-K dated July 17, 2000 and we agree with such statements.



Very truly yours,

/s/KPMG, LLP

St. Louis, Missouri
July 17, 2000

cc:  Mr. Edward K. Collins
     Chester Bancorp, Inc.